UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934   (Amendment No.     )

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CVS HEALTH CORPORATION

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CVS Health Executive Compensation Overview

Compensation Program Core Principles

Five core principles drive our executive compensation philosophy and promote company growth:

Compensation Program Reflects Stockholder Feedback

The Management Planning and Development (MP&D) Committee of the CVS Health Board annually reviews the results of the stockholder advisory vote on executive compensation (“say on pay”)

•	Approximately 91% of votes were cast in favor of our say on pay proposals in the last two years

The MP&D Committee also considers feedback received through our direct engagement with stockholders

•	In the latter part of 2019 and early 2020, we reached out to stockholders representing approximately 52% of our outstanding shares and held calls with holders of nearly 22% of our outstanding shares

We have made numerous enhancements to our executive compensation program to incorporate stockholder input

Recent Enhancements to Compensation Program

Simplification of Performance Stock Unit (PSU) structure: single PSU in place of the two forms of PSUs awarded in 2018
Alignment of PSU metrics to shift in business strategy and enhanced transparency in metric selection and target setting process
Committed to disclose methodology for calculation of any Non-GAAP financial measures in pay program
Enhanced disclosure of Recoupment Policy and amended to include commitment to transparency
Enhanced disclosure on the selection of comparator companies in peer groups that reflect evolving business

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Compensation Program Aligns to Company Performance

•	Our pay-for-performance philosophy places a majority of an executive officer’s compensation at risk and emphasizes long-term incentives tied to defined individual and Company performance goals and continued service
•	More than 70% of executive officer target total compensation is provided through equity, including PSUs and stock options

2019 Compensation Program –

Performance Metrics that Support Strategy and Growth

Performance Metric	Weighting	Metric Rationale

Annual Cash Incentive	MIP Adjusted Operating Income	80%	•	Key measure of profitability followed closely by investors
	Retail Customer Service, PBM Client Satisfaction and Health Care Benefits Member Satisfaction Result	20%	• •	Important drivers of recurring revenue and the achievement of long-term strategic and operational goals Emphasize and reinforce the business objectives of the Enterprise
	Individual Performance Goals	Modifier 0-120%	• •	Position-specific performance goals that are established early in the fiscal year MP&D Committee has sole authority to determine the amount, if any, of each annual cash incentive award
PSUs	2021 Adjusted EPS	100%	•	Measures profitability and performance during the final year of the 3-year performance period
	Leverage Ratio	Modifier +/- 25%	• •

Measures achievement of our goal of debt reduction over the 3-year performance period

Also measures ability to maintain a strong capital structure which enables the resumption of normal capital deployment

	Relative Total Shareholder Return	Modifier +/- 25%	•	Considers the Company’s TSR performance relative to the broad market of companies with which we compete for talent and capital over the 3-year performance period

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CEO Compensation Determinations

•	The excerpt from the Summary Compensation Table (SCT) below reflects disclosures as required by SEC rules. To the right of the SCT, we show the MP&D Committee’s CEO compensation determination for 2019 which we believe is a more representative presentation since it removes Mr. Merlo’s August 2019 PSUs and the LTIP related double reporting.

2019 Summary Compensation Table							2019 MP&D Committee Compensation Determination Total ($)
	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Larry J. Merlo President and Chief Executive Officer	1,630,000	20,249,968 1	3,374,998	10,625,000 2	571,783	36,451,749	19,576,764

•	The 2019 Summary Compensation Table includes equity grants for multiple years. In addition to the 2019 PSUs with a grant date value of $10.1 million for the 2019 – 2021 performance cycle, it includes:
$10.1 million for 2020 PSUs which were granted early in place of a 2020 annual award (see below), and
$6.75 million representing 100% of the value earned for the LTIP granted in 2017 and earned for the 2017-2019 performance cycle
•	Our CEO’s 2019 total compensation value is $19.6 million excluding the $16.85 million in equity not reflective of annual compensation for fiscal year 2019
•	Reflecting feedback from stockholders, we have adjusted our equity grant denomination practices to better align to SEC reporting requirements, which will eliminate the double reporting of historical and go-forward awards effective in 2020 and will be reported in the 2021 Proxy Statement

2020 PSU Award for our CEO Granted in August 2019

In August 2019, the MP&D Committee approved accelerating the grant date of our CEO’s 2020 annual PSU award.

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Leading Practices In Compensation Programs

Our pay practices align with and support our core compensation principles

✓	Performance measures aligned with strategy
✓	Majority of total compensation opportunity is performance-based
✓	No excise tax gross-ups
✓	No option repricing
✓	No recycling of shares
✓	Robust recoupment policy and disclosure commitment
✓	Broad anti-pledging and anti-hedging policy
✓	Policy to limit executive severance
✓	Limited perquisites and personal benefits
✓	SERP closed to new participants
✓	Double trigger vesting of equity awards
✓	Robust stock ownership guidelines
✓	Two-year post vesting holding period on PSU shares earned
✓	No dividend equivalents on unvested awards
✓	Cap on annual cash incentive awards
✓	Relative TSR modifier incorporated into long-term program

MIP Adjusted Operating Income is a non-GAAP measure used in our compensation program. The definition of MIP Adjusted Operating Income and a reconciliation of 2019 operating income to MIP Adjusted Operating Income can be found in Annex A of the Company’s 2020 Proxy Statement.

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